Exhibit 11 - Calculation of Earnings Per Share

                                   AVG          AVG COMMON
                                 COMMON        & DILUTIVE      BASIC    DILUTIVE
YEAR          NET INCOME       SHARES O/S      SHARES O/S       EPS       EPS
----          ----------       ----------      ----------      ------   --------
1999          $ 221,612         2,005,158       2,086,505      $ 0.11    $ 0.11

1998            220,825         2,005,121       2,046,813        0.11      0.11

1997            263,377         2,002,343       2,006,777        0.13      0.13